Exhibit 99.1

For Release 7 a.m. PDT

Aug. 13, 2007

Microsoft Completes Acquisition of aQuantive, Creates Advertiser and

Publisher Solutions Group

New business group reflects increased focus on online advertising market opportunities.

REDMOND, Wash. — Aug. 13, 2007 — Microsoft Corp. has completed its acquisition of aQuantive Inc. The acquisition will help Microsoft deliver on its previously outlined goal to provide the advertising industry with a world-class advertising platform across devices and media that will create the best experiences for users, advertisers and publishers.

Microsoft also created the Advertiser and Publisher Solutions (APS) Group. This new business group will be responsible for building Microsoft’s monetization engine to serve the Advertiser and Publisher community. The APS team will assume responsibility for building and marketing all ad platforms, including Atlas, DRIVEpm, MSNDR and Microsoft® AdCenter, along with emerging media types such as in-game and mobile ads, and the agency arm Avenue A | Razorfish. The APS group will be run by Brian McAndrews, CEO of aQuantive, who will report directly to Kevin Johnson, president of Microsoft’s Platforms & Services Division (PSD).

“Today we take a significant step forward in our ability to capture share of the $40 billion online ad opportunity and the larger $600 billion ad market, which is rapidly shifting to the world of online and IP-served platforms, including TV and gaming,” Johnson said. “The addition of aQuantive’s technologies and people to the Microsoft portfolio is a core, strategic investment and step forward in our plans to become one of the top two online advertising platforms in the industry.”

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Microsoft Completes Acquisition of aQuantive, Creates Advertiser and Publisher Solutions Group

The leadership team reporting to Johnson responsible for Microsoft’s expanding efforts in advertising and audience includes the following:

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Steve Berkowitz, Online Services Group, is responsible for Microsoft’s “audience” business and for delivering great end-user online services that attract users and deepen customer engagement. These online services include the MSN.com portal, Windows Live™ services and Live Search.

•	Brian McAndrews, Advertiser and Publisher Solutions Group, is responsible for building the monetization engine to serve the advertising and publishing community.

•	Satya Nadella, Search & Advertising Platform Group, is focused on building innovative technologies in search and designing the advertising platform to support Microsoft’s business and customer goals.

Yusuf Mehdi will take on the newly formed role in PSD of senior vice president, Strategic Partnerships, where he will be focused on overseeing international mergers, acquisitions and partnerships; managing strategic accounts; and forging relationships with early stage startups and venture capital firms. Mike Galgon, an aQuantive co-founder, has been named chief advertising strategist and will report to McAndrews.

Microsoft’s other recent advertising-related acquisitions, including Massive Inc. and ScreenTonic, will continue to report to Cory Van Arsdale as part of the Emerging Media Group within APS. The newly formed Emerging Media Group will report to Karl Siebrecht, president of Atlas. The Microsoft Digital Advertising Solutions sales force will continue to be a part of the Online Services Group.

aQuantive’s employees will continue to be located in their downtown Seattle offices. Upon close of Microsoft’s acquisition of AdECN, CEO Bill Urschel and his team will report into Alex Gounares, corporate vice president, adCenter and Commerce, part of Satya Nadella’s Search & Advertising Platform group. AdECN will maintain its offices near Santa Barbara, Calif.

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Microsoft Completes Acquisition of aQuantive, Creates Advertiser and Publisher Solutions Group

The aQuantive acquisition, excluding transaction costs, is not expected to have a significant impact on previously issued fiscal 2008 guidance for operating income and earnings per share. Microsoft will provide updated financial guidance on its first-quarter earnings call scheduled for Oct. 25, 2007.

Statements in this release that are “forward-looking statements” are based on current expectations and assumptions that are subject to risks and uncertainties. Actual results could differ materially. For further information regarding risks and uncertainties associated with Microsoft’s business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of Microsoft’s SEC filings, including, but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q, copies of which may be obtained by contacting Microsoft’s Investor Relations department at (800) 285-7772 or at Microsoft’s Investor Relations website at http://www.microsoft.com/msft.

All information in this release is as of August 13, 2007. The company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the company’s expectations.

Founded in 1975, Microsoft (Nasdaq “MSFT”) is the worldwide leader in software, services and solutions that help people and businesses realize their full potential.

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For more information, press only:

Jennifer Treadwell, Waggener Edstrom Worldwide, (503) 443-7000,

jtreadwell@waggeneredstrom.com

Rapid Response Team, Waggener Edstrom Worldwide, (503) 443-7070,

rrt@waggeneredstrom.com

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